Exhibit 99.5

HD Supply Customer & Supplier Talking Points

To be used by customer/supplier-facing associates when discussing The Home Depot’s intent to acquire HD Supply customers/suppliers.

▪	I am excited to share that HD Supply has entered into a definitive agreement to be acquired by The Home Depot, subject to customary closing conditions and regulatory approvals.

▪	The acquisition is expected to be completed during The Home Depot’s fiscal fourth quarter, which ends on January 31, 2021, subject to applicable regulatory approval and customary closing conditions.

▪	This combination presents a unique opportunity for our two companies to create a more comprehensive suite of MRO offerings for our valued customers.

▪	The Home Depot and HD Supply have a longstanding relationship as The Home Depot acquired HD Supply in 1997 before selling the business to a group of private equity firms in 2007. HD Supply then went public in 2013.

▪	We are committed to making this transition seamless with no interruption to the superior service you’ve come to expect from our team.

▪	Both HD Supply and The Home Depot will continue to operate as standalone companies until this transaction is closed so it remains business as usual for our operations. We will continue to focus on providing you the exceptional service and performance that you deserve.

▪	This is truly an exciting time for our customers, our suppliers and our employees. With The Home Depot, we will have the ability to continue innovating and evolving our product and service portfolio to meet and exceed your needs and expectations.

▪	If you have any further questions or concerns in the coming weeks, please do not hesitate to reach out to me.

▪	Thank you for your continued partnership and we look forward to moving into this exciting future together.

HD Supply Customer & Supplier Talking Points

To be used by customer/supplier-facing associates when discussing The Home Depot’s intent to acquire HD Supply customers/suppliers.

Additional Information

Under the terms of the acquisition agreement, Coronado Acquisition Sub Inc., a subsidiary of The Home Depot, Inc., will commence a cash tender offer to purchase all of the outstanding shares of the Company’s common stock. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of the Company or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by The Home Depot, Inc. and Coronado Acquisition Sub Inc., and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by the Company. The offer to purchase common stock of the Company will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO. Copies of the documents filed with the SEC by the Company, including the solicitation/recommendation statement on Schedule 14D-9, will be available free of charge on the Company’s internet website at https://ir.hdsupply.com/investors.

Forward-Looking Statements

This document, including the exhibits attached hereto and incorporated herein, contains forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These forward-looking statements are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the acquisition and related transactions, including, for example, the timing of the completion of the acquisition and the potential benefits of the acquisition , reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the acquisition; (ii) uncertainties as to how many Company stockholders will tender their shares in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that the Company will terminate the acquisition agreement to enter into an alternative transaction; (v) the possibility that various closing conditions for the transactions contemplated by the acquisition agreement may not be satisfied or waived; (vi) the risk that the acquisition agreement may be terminated in circumstances requiring the Company to pay a termination fee; (vii) the potential impact of the announcement or consummation of the proposed transactions on the Company’s relationships, including with employees, suppliers and customers; and (viii) the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2020 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer materials filed and to be filed by The Home Depot, Inc. and Coronado Acquisition Sub Inc. in connection with the tender offer and the solicitation/recommendation statement to be filed by the Company. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.